FCPT Closes the Remaining Two Chili’s Restaurant Properties for $5.9 million as part of Previously Announced Brinker Sale-Leaseback Transaction Mill Valley, Calif. —(BUSINESS WIRE)— Four Corners Property Trust (NYSE:FCPT), a real estate investment trust engaged in the ownership of high-quality, net-leased restaurant properties (“FCPT” or the “Company”), closed on the purchase of two corporate-operated Chili’s restaurants through a sale-leaseback transaction with certain subsidiaries of Brinker International, Inc. (NYSE: EAT) for a purchase price of $5.9 million on initial annual cash rent of approximately $372,000. These properties are located in Florida and Texas, and were part of the transaction originally announced on August 1, 2018. Including the 46 properties acquired on August 8, 2018, the previously announced transaction is now complete, with a total size of 48 properties for $155.7 million on initial annual cash rent of approximately $9.9 million. About FCPT FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and related food services industry. Additional information about FCPT can be found on the website at http://www.fcpt.com/. Four Corners Property Trust: Bill Lenehan, 415-965-8031 CEO Gerry Morgan, 415-965-8032 CFO